Exhibit 99.1

Sunrun Reports Second Quarter 2026 Financial Results

Aggregate Subscriber Value of approximately $1.2 billion in Q2

Storage Attachment Rate reached record 74% in Q2 and Networked Storage Capacity reaches 4.6 Gigawatt-hours as of June 30, 2026

Net cash used in operating activities was -$186 million in Q2 and Cash Generation was $23 million, or $45 million if excluding $22 million of net investments in equipment safe harbor

Revised Cash Generation1,2 guidance to a range of $200 million to $375 million in 2026, excluding investments in equipment safe harbor

SAN FRANCISCO, August 5, 2026 -- Sunrun (Nasdaq: RUN), America’s largest provider of home battery storage, solar, and home-to-grid power plants, today announced financial results for the second quarter ended June 30, 2026.

“The need for affordable, reliable power has never been more evident, and our storage-first offering is meeting it — customers attached batteries at the highest rate in our history this quarter. We are positioning the business for strong growth, bringing on some of the best talent in the industry and scaling deliberately, with a focus on customer experience and asset quality. And as that engine scales, we're aiming to unlock new ways to monetize the network we've already built, from distributed power plant programs to emerging data center and grid edge applications, creating new streams of Cash Generation,” said Mary Powell, Sunrun’s Chief Executive Officer.

“We are revising our full-year Cash Generation outlook to $200 million to $375 million, excluding equipment safe harbor investments, reflecting reduced affiliate channel volumes, a delayed ramp in direct sales activities, and modestly higher capital costs than previously forecasted. Customer demand for our offering remains strong, and as our expanded sales force reaches full productivity, we believe that we will exit the year at a robust growth rate and higher unit margins,” said Danny Abajian, Sunrun’s Chief Financial Officer.1

Second Quarter Updates and Recent Developments
•Leading with Storage-First Strategy: Storage Attachment Rate was 74% in Q2, up from 70% in the prior-year period. As of June 30, 2026, Sunrun has installed more than 266,000 storage and solar systems, representing approximately 4.6 Gigawatt hours of Networked Storage Capacity.
•Continued Strong Capital Markets Execution:
◦In August 2026, Sunrun placed a $267 million securitization of seasoned residential solar and battery systems. The publicly-placed A- rated Class A Notes priced at a yield of 6.33%, reflecting a spread of 200 basis points, a 20 basis point improvement to the public Class A-1 Notes in Sunrun’s April 2026 securitization.
◦Year-to-date, Sunrun has raised approximately $1.5 billion of non-recourse asset-level debt financing, inclusive of our August 2026 securitization noted above, which is expected to close this month.
•Industry-Leading Customer Experience Recognized: In May 2026, Sunrun earned four 2026 Buyer's Choice Awards from ConsumerAffairs — Best in Customer Service, Best Installation Experience, Best Equipment, and Best Value — based on verified customer reviews. This recognition follows Sunrun's ranking of No. 5 on TIME's inaugural list of The World's Most Impactful Companies, underscoring our commitment to delivering an industry-leading customer experience.
•Positioning Our Distributed Fleet to Serve AI and Data Center Demand: In June 2026, Sunrun, Renew Home, and Tesla announced a non-binding letter of intent to deliver more than 16 gigawatts of fast, flexible energy capacity to hyperscalers and utilities — which, together, would form the largest distributed power plant in the country. In July 2026, we launched a distributed AI data center pilot, which places compute nodes in homes with Sunrun solar and storage systems. These initiatives aim to leverage Sunrun's existing energy infrastructure to serve AI-driven electricity demand and create new, high-margin revenue opportunities.

Key Operating Metrics

In the second quarter of 2026, Subscriber Additions were 19,793, a 31% decrease compared to the second quarter of 2025. As of June 30, 2026, Sunrun had 1,034,738 Subscribers. Subscribers as of June 30, 2026 grew 10% compared to June 30, 2025.

Storage Capacity Installed was 332 megawatt hours in the second quarter of 2026, a 15% decrease from the second quarter of 2025. Solar Capacity Installed was 174 megawatts in the second quarter of 2026, a 23% decrease from the second quarter of 2025.

Subscriber Value was $59,377 in the second quarter of 2026, a 10% increase compared to the second quarter of 2025. Contracted Subscriber Value was $55,033 in the second quarter of 2026, a 10% increase compared to the second quarter of 2025. Subscriber Value figures for the second quarter of 2026 reflect a 7.3% discount rate based on observed project-level capital costs, compared to 7.4% in the prior year period. Subscriber Value reflects an average Investment Tax Credit of 44.0% in the second quarter of 2026 compared to 42.6% in the prior year period. Storage Attachment Rate was 74% in the second quarter of 2026 compared to 70% in the prior year period.

Net Subscriber Value was $9,444 in the second quarter of 2026, a 44% decrease compared to $17,004 in the second quarter of 2025. Contracted Net Subscriber Value was $5,100 in the second quarter of 2026, a 61% decrease compared to $13,032 in the second quarter of 2025.

Aggregate Subscriber Value was $1.2 billion in the second quarter of 2026, a 24% decrease compared to the second quarter of 2025.

Total Operating Expenses were $835 million in the second quarter of 2026, an increase of 23% compared to the prior year period. Creation Costs Reflected in Operating Expenses were $469 million in the second quarter of 2026, a 92% increase compared to the second quarter of 2025. Net cash used in investing activities was $449 million in the second quarter of 2026, a 35% decrease compared to the prior year period. Creation Costs Reflected in Capital Expenditures were $519 million in the second quarter of 2026, a 37% decrease compared to the second quarter of 2025.

Net cash used in operating activities was $(186) million in the second quarter of 2026, while Cash Generation was $23 million. Cash Generation would have been $45 million excluding the effects of equipment safe harbor investments that totaled $22 million in the second quarter of 2026.

Contracted Net Earning Assets were $3.7 billion, which included $1.1 billion in Total Cash, as of June 30, 2026.

Outlook

For the full-year 2026, Aggregate Subscriber Value is now expected to be in a range of $4.6 billion to $4.9 billion, compared to the company’s prior guidance of $4.8 billion to $5.2 billion.

Cash Generation1,2 is now expected to be in a range of $200 million to $375 million for the full-year 2026, excluding potential investment related to equipment safe harboring, compared to the company’s prior guidance of $250 million to $450 million.

Second Quarter 2026 GAAP Results

Total revenue was $870.0 million in the second quarter of 2026, up $300.7 million, or 53%, from the second quarter of 2025. Customer agreements and incentives revenue was $543.7 million, an increase of $85.7 million, or 19%, compared to the second quarter of 2025. Energy systems and product sales revenue was $326.3 million, an increase of $214.9 million, or 193%, compared to the second quarter of 2025. The increase in Energy systems and product sales revenue is primarily due to a transaction that Sunrun entered into in the third quarter of 2025 whereby certain storage and energy systems subject to newly originated Customer Agreements are sold to a third party. Sunrun continues to maintain the customer experience and servicing relationships and can sell future goods and services to these customers.

Total cost of revenue was $541.8 million, an increase of 21% year-over-year. Total operating expenses were $835.2 million, an increase of 23% compared to the second quarter of 2025.

Net income attributable to common stockholders was $115.2 million, or $0.48 per basic share and $0.42 per diluted share, in the second quarter of 2026.

Conference Call Information

Sunrun is hosting a conference call for analysts and investors to discuss its second quarter 2026 results and business outlook at 1:30 p.m. Pacific Time today, August 5, 2026. A live audio webcast of the conference call along with supplemental financial information will be accessible via the “Investor Relations” section of Sunrun’s website at https://investors.sunrun.com. The conference call can also be accessed live over the phone by dialing (877) 407-5989 (toll-free) or (201) 689-8434 (toll). An audio replay will be available following the call on the Sunrun Investor Relations website for approximately one month.

Footnotes

(1) Cash Generation, Creation Costs Reflected in Operating Expenses, and Creation Costs Reflected in Capital Expenditures are non-GAAP financial measures. See “Non-GAAP Financial Measures” below for a discussion of these measures and reconciliations to the most directly comparable GAAP measures.

(2) The Company is not able to provide reconciliations to certain of its forward-looking measures to comparable GAAP measures because certain items required for such reconciliations are outside of the Company’s control and/or cannot be reasonably predicted without unreasonable effort. The Company encourages investors to review its GAAP financial measures and to not rely on any single financial measure to evaluate our business.

About Sunrun

Sunrun Inc. (Nasdaq: RUN) is America’s largest provider of home battery storage, solar, and home-to-grid power plants. As the pioneer of home energy systems offered through a no-upfront-cost subscription model, Sunrun empowers customers nationwide with greater energy control, security, and independence. Sunrun supports the grid by providing on-demand dispatchable power that helps prevent blackouts and lowers energy costs. Learn more at www.sunrun.com.

Forward Looking Statements

This communication contains forward-looking statements related to Sunrun (the “Company”) within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, but are not limited to, statements related to: the Company’s financial and operating guidance and expectations; the Company’s business plan, growth trajectory, expectations, market leadership, competitive advantages, operational and financial results and metrics (and the assumptions related to the calculation of such metrics); the Company’s expectation that it will exit the year at a robust growth rate and higher unit margins; the Company’s momentum in its business strategies including expectations regarding market share growth in certain geographies, customer value proposition, market penetration, growth of certain divisions and ability to scale offerings, financing activities, financing capacity, product mix, and ability to manage cash flow and liquidity; the Company’s discussion of new products, offerings, and applications, including monetization of the Company’s network for grid programs and emerging data center and grid edge applications; the trajectory of the storage and solar industry; the Company’s business, customer base, and market; and anticipated demand, market acceptance, and market adoption of the Company’s offerings; the Company’s expectations regarding its allocations of and ability to create new streams of Cash Generation; the closing of the Company’s August securitization; and the Company’s aim to leverage its existing energy infrastructure to serve AI-driven electricity demand and create new, high-margin revenue opportunities. These statements are not guarantees of future performance; they reflect the Company’s current views with respect to future events and are based on assumptions and estimates and are subject to known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from expectations or results projected or implied by forward-looking statements. The risks and uncertainties that could cause the Company’s results to differ materially from those expressed or implied by such forward-looking statements include: the Company’s continued ability to manage costs and compete effectively; the availability of additional financing on acceptable terms; worldwide economic conditions, including slow or negative growth rates and inflation; volatile or rising interest rates; changes in policies and regulations, including net metering, interconnection limits, and fixed fees, or caps and licensing restrictions and the impact of these changes on the solar industry and the Company’s business; the Company’s ability to attract and retain the Company’s business partners; supply chain risks, including the Company’s and its energy system partners’ dependence on a limited number of suppliers of solar panels, batteries, and other system components and any shortage, bottlenecks, delays, detentions, or component price changes from these suppliers, restrictions on components and materials sourced from designated foreign entities of concern and the Company’s reliance on specific countries for critical components, tariff and trade policy impacts, and raw material availability for solar panels and batteries; realizing the anticipated benefits of past or future investments, partnerships, strategic transactions, or acquisitions, and integrating those acquisitions; the Company’s leadership team and ability to attract and retain key employees; regulators imposing rules on the type of electricians qualified to install and service the Company’s solar and battery systems in California, which may result in workforce shortages, operational delays, and increased costs; changes in the retail prices of traditional utility generated electricity; the availability of rebates, tax credits and other incentives, and the risk that if the IRS makes determinations that the creditable basis of the Company’s energy systems is materially lower than what it has claimed, it may have to pay significant amounts to its fund investors; the Company’s risk of additional taxes owed in respect of lost ITCs and the availability of related insurance coverage; the availability of solar panels, batteries, and other components and raw materials; the Company’s failure or perceived failure to comply with existing or future laws, regulations, contracts, self‑regulatory schemes, standards, and other obligations related to data privacy and security (including security incidents), including where compliance or the actual or perceived failure to comply could increase the costs of its products and services, limit their use or adoption, and otherwise negatively affect our operating results and business; the Company’s business plan and the Company’s ability to effectively manage the Company’s growth and labor constraints; the Company’s ability to meet the covenants in the Company’s investment funds and debt facilities; factors impacting the home electrification and solar industry generally, and such other risks and uncertainties identified in the reports that we file with the U.S. Securities and Exchange Commission from time to time. All forward-looking statements used herein are based on information available to us as of the date hereof, and we assume no obligation to update publicly these forward-looking statements for any reason, except as required by law.

Citations to industry and market statistics used herein may be found in our Investor Presentation, available via the “Investor Relations” section of Sunrun’s website at https://investors.sunrun.com.

Consolidated Balance Sheets
(In Thousands)

	June 30, 2026	December 31, 2025

Assets
Current assets:
Cash	$712,425	$823,380
Restricted cash	423,812	413,460
Accounts receivable, net	235,421	262,627
Inventories	649,853	501,286
Prepaid expenses and other current assets	144,997	155,216
Total current assets	2,166,508	2,155,969
Restricted cash	148	148
Energy systems, net	17,245,212	16,817,863
Property and equipment, net	61,400	75,692
Other assets	3,886,099	3,560,924
Total assets	$23,359,367	$22,610,596
Liabilities and total equity
Current liabilities:
Accounts payable	$321,422	$271,021
Distributions payable to noncontrolling interests and redeemable noncontrolling interests	49,123	47,072
Accrued expenses and other liabilities	444,439	518,835
Deferred revenue, current portion	162,902	162,839
Deferred grants, current portion	9,004	8,681
Finance lease obligations, current portion	23,162	24,557
Non-recourse debt, current portion	513,397	269,510
Total current liabilities	1,523,449	1,302,515
Deferred revenue, net of current portion	1,380,846	1,350,494
Deferred grants, net of current portion	190,933	196,726
Finance lease obligations, net of current portion	24,914	36,908
Convertible senior notes	474,780	473,749
Line of credit	153,700	238,323
Non-recourse debt, net of current portion	14,016,021	13,708,532
Other liabilities	188,276	156,199
Deferred tax liabilities	198,783	163,176
Total liabilities	18,151,702	17,626,622
Redeemable noncontrolling interests	816,076	709,255
Total stockholders’ equity	3,490,084	3,132,484
Noncontrolling interests	901,505	1,142,235
Total equity	4,391,589	4,274,719
Total liabilities, redeemable noncontrolling interests and total equity	$23,359,367	$22,610,596

Consolidated Statements of Operations
(In Thousands, Except Per Share Amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Revenue:
Customer agreements and incentives	$543,730	$458,000	$1,011,552	$860,920
Energy systems and product sales	326,258	111,336	580,667	212,687
Total revenue	869,988	569,336	1,592,219	1,073,607
Operating expenses:
Cost of customer agreements and incentives	342,452	345,376	657,194	654,005
Cost of energy systems and product sales	199,312	104,144	387,000	200,942
Sales and marketing	190,681	152,459	369,214	298,449
Research and development	10,234	8,063	20,377	18,042
General and administrative	92,521	71,543	167,156	129,306
Total operating expenses	835,200	681,585	1,600,941	1,300,744
Income (loss) from operations	34,788	(112,249)	(8,722)	(227,137)
Interest expense, net	(264,428)	(247,137)	(528,371)	(474,571)
Other income (expense), net	17,495	(14,528)	34,681	(59,927)
Loss before income taxes	(212,145)	(373,914)	(502,412)	(761,635)
Income tax (benefit) expense	(3,972)	(94,930)	3,094	(205,480)
Net loss	(208,173)	(278,984)	(505,506)	(556,155)
Net loss attributable to noncontrolling interests and redeemable noncontrolling interests	(323,325)	(558,757)	(788,302)	(885,939)
Net income attributable to common stockholders	$115,152	$279,773	$282,796	$329,784
Net income per share attributable to common stockholders
Basic	$0.48	$1.22	$1.19	$1.45
Diluted	$0.42	$1.07	$1.04	$1.28
Weighted average shares used to compute net income per share attributable to common stockholders
Basic	238,997	229,167	236,804	227,794
Diluted	273,999	261,152	273,189	259,539

Consolidated Statements of Cash Flows
(In Thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Operating activities:
Net loss	$(208,173)	$(278,984)	$(505,506)	$(556,155)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization, net of amortization of deferred grants	192,788	189,713	382,344	359,603
Deferred income taxes	(3,973)	(96,103)	3,094	(206,653)
Stock-based compensation expense	21,119	25,024	47,421	50,029
Unrealized (gain) loss on derivatives	(24,951)	17,555	(43,317)	62,625
Other noncash items	93,239	77,307	173,036	138,806
Changes in operating assets and liabilities:
Accounts receivable	(9,932)	(20,233)	12,154	(27,139)
Inventories	(101,391)	(76,748)	(70,495)	(89,066)
Prepaid expenses and other assets	(112,096)	(208,568)	(249,985)	(254,329)
Accounts payable	(9,420)	51,982	69,290	36,364
Accrued expenses and other liabilities	(36,626)	(26,927)	(52,733)	983
Deferred revenue	11,279	53,323	28,522	88,067
Deferred tax liabilities	1,958	—	30,619	—
Net cash used in operating activities	(186,179)	(292,659)	(175,556)	(396,865)
Investing activities:
Payments for the costs of energy systems	(429,357)	(691,978)	(853,785)	(1,346,780)
Purchase of equity investment	(15,536)	—	(19,253)	—
Purchases of property and equipment, net	(4,287)	(843)	(4,696)	(1,062)
Net cash used in investing activities	(449,180)	(692,821)	(877,734)	(1,347,842)
Financing activities:
Proceeds from state tax credits, net of recapture	—	9,668	12,384	9,668
Proceeds from trade receivable financing	—	71,323	—	71,323
Repayment of trade receivable financing	—	(99,519)	—	(124,261)
Proceeds from line of credit	1,500	1,862	184,000	150,686
Repayment of line of credit	—	(23,833)	(268,622)	(198,390)
Repurchase of convertible senior notes	—	—	(5,457)	(2,124)
Proceeds from issuance of non-recourse debt	1,451,151	527,800	2,259,156	2,048,429
Repayment of non-recourse debt	(1,173,649)	(75,266)	(1,839,323)	(913,749)
Payment of debt fees	(24,709)	(240)	(42,947)	(28,258)
Payment of finance lease obligations	(6,145)	(6,303)	(12,266)	(12,786)
Contributions received from noncontrolling interests and redeemable noncontrolling interests	515,744	679,384	821,556	935,284
Distributions paid to noncontrolling interests and redeemable noncontrolling interests	(72,635)	(58,547)	(148,285)	(118,800)
Acquisition of noncontrolling interests	(16,878)	(16,219)	(16,878)	(16,219)
Proceeds from transfer of investment tax credits	306,504	236,098	646,614	860,874
Payments to redeemable noncontrolling interests and noncontrolling interests of investment tax credits	(306,504)	(236,098)	(646,614)	(860,874)
Net proceeds related to stock-based award activities	8,094	8,544	9,369	8,565
Net cash provided by financing activities	682,473	1,018,654	952,687	1,809,368
Net change in cash and restricted cash	47,114	33,174	(100,603)	64,661
Cash and restricted cash, beginning of period	1,089,271	978,903	1,236,988	947,416
Cash and restricted cash, end of period	$1,136,385	$1,012,077	$1,136,385	$1,012,077

Non-GAAP Financial Measures

This press release includes the Company’s non-GAAP financial measures: Creation Costs Reflected in Operating Expenses, Creation Costs Reflected in Capital Expenditures, and Cash Generation. The Company utilizes these non-GAAP measures to analyze the Company’s performance and for internal planning and forecasting purposes. These non-GAAP financial measures should not be considered in isolation or as a substitute for the Company’s financial results as reported under GAAP. Additionally, these non-GAAP measures may not be comparable to similarly titled measures presented by other companies, thus reducing their usefulness. Accompanying schedules provide reconciliations of these non-GAAP financial measures to their most directly comparable GAAP measures. The Company is not able to provide reconciliations of certain forward-looking financial measures to comparable GAAP measures because certain items required for such reconciliations are outside of the Company's control and/or cannot be reasonably predicted without unreasonable effort. The Company encourages investors to review our GAAP financial measures and to not rely on any single financial measure to evaluate our business.

Creation Costs Reflected in Operating Expenses is a Non-GAAP measure that management utilizes to assess the operating performance of our ongoing operations associated with the origination and installation of solar and storage systems. Creation Costs Reflected in Operating Expenses represent total operating expenses, adjusted for certain items consistent with management’s use as a performance measure. The adjusting items are detailed in the Reconciliation of Total Operating Expenses to Creation Costs Reflected in Operating Expenses table below. The Company believes that Creation Costs Reflected in Operating Expenses, when viewed together with the corresponding GAAP financial measure, provides meaningful information to our investors by measuring our operating performance with respect to costs associated with the origination and installation of storage and solar systems. When evaluating performance, investors should consider Creation Costs Reflected in Operating Expenses in addition to, though not as a substitute for, the Company’s financial results as reported under GAAP, including total operating expenses.

Reconciliation of Total Operating Expenses to Creation Costs Reflected in Operating Expenses		2Q25	3Q25	4Q25	1Q26	2Q26
$ millions, unless otherwise noted
Total Operating Expenses		$682	$721	$1,061	$766	$835
(-)	Fleet servicing cost in COGS	$(61)	$(58)	$(56)	$(46)	$(57)
(-)	Non-cash impairment of energy systems, net	$(21)	$(1)	$(28)	$(12)	$(15)
(-)	Depreciation & Amortization	$(190)	$(182)	$(184)	$(190)	$(193)
(-)	Amortization of CTOC (sales commissions) in S&M expense	$(23)	$(26)	$(24)	$(26)	$(27)
(-)	Cost of Energy Systems and Product Sales (Excluding Non-Retained or Partially Retained Subscribers)	$(104)	$(104)	$(109)	$(80)	$(54)
(-)	Gross profit from Systems & Product Sales (Excluding Non-Retained or Partially Retained Subscribers) as contra cost	$(7)	$(14)	$(15)	$(1)	$(5)
(-)	Non-cash stock based compensation expense	$(25)	$(30)	$(28)	$(26)	$(21)
(-)	Goodwill Impairment	$—	$—	$—	$—	$—
(-)	Amortization of intangible assets	$—	$—	$—	$—	$—
(-)	Other adjustments (e.g., restructuring, legal)	$(6)	$(2)	$(1)	$(16)	$(13)
(+)	Adjustments to reflect purchase price adjustment for Non-Retained or Partially Retained Subscribers owing to consigned inventory usage	$—	$—	$—	$—	$19
Creation Costs Reflected in Operating Expenses		$245	$305	$617	$368	$469
Note: Creation Costs Reflected in Operating Expenses uses inputs from the Company’s GAAP income statement, and as such, is presented on an accrual basis.

Creation Costs Reflected in Capital Expenditures is a Non-GAAP measure that management utilizes to assess the operating performance of our ongoing operations associated with the origination and installation of solar and storage systems. Creation Costs Reflected in Capital Expenditures represent Net cash used in investing activities, adjusted for certain items consistent with management’s use as a performance measure. The adjusting items are detailed in the Reconciliation of Net Cash Used in Investing Activities to Creation Costs Reflected in Capital Expenditures table below. The Company believes that Creation Costs Reflected in Capital Expenditures, when viewed together with the corresponding GAAP financial measure, provides meaningful information to our investors by measuring our operating performance with respect to costs associated with the origination and installation of storage and solar systems. When evaluating performance, investors should consider Creation Costs Reflected in Capital Expenditures in addition to, though not as a substitute for, the Company’s financial results as reported under GAAP, including Net cash used in investing activities.

Reconciliation of Net Cash Used in Investing Activities to Creation Costs Reflected in Capital Expenditures		2Q25	3Q25	4Q25	1Q26	2Q26
$ millions, unless otherwise noted
Net cash used in investing activities		$693	$744	$409	$429	$449
(+)	Additions to capitalized CTOC (sales commissions)	$126	$133	$21	$79	$85
(-)	Purchase of equity method investment	$—	$—	$—	$(4)	$(16)
Creation Costs Reflected in Capital Expenditures		$818	$877	$430	$503	$519
Note: Creation Costs Reflected in Capital Expenditures uses inputs from the Company’s Statement of Cash Flows, and as such, is presented using a cash basis of accounting

Cash Generation is a Non-GAAP measure that management utilizes to assess the Company’s financial performance as it relates to raising capital from non-recourse capital sources relative to the cost of originating new customers, working capital management, and other cash flows associated with Sunrun's business activities. Cash Generation represents Net cash provided by (used in) operating activities, adjusted for certain items consistent with management’s use as a performance measure. The adjusting items are detailed in the Reconciliation of Cash Provided by Operating Activities to Cash Generation table below. The Company believes that Cash Generation, when viewed together with the corresponding GAAP financial measure, provides meaningful information to our investors by measuring our financial performance with respect to our ability to raise capital and effectively balance working capital requirements associated with our ongoing operations associated with the origination and installation of solar and storage systems. The Company uses Cash Generation as one of the performance metrics in its executive incentive compensation plan, underscoring management's focus on delivering sustainable cash flow while continuing to grow the business. When evaluating performance, investors should consider Cash Generation in addition to, though not as a substitute for, the Company’s financial results as reported under GAAP, including Net cash provided by (used in) operating activities.

Reconciliation of Cash Provided by Operating Activities to Cash Generation		2Q25	3Q25	4Q25	1Q26	2Q26
$ millions, unless otherwise noted
Net cash provided by (used in) operating activities		$(293)	$(122)	$97	$11	$(186)
(-)	Payments for the costs of energy systems	$(692)	$(742)	$(410)	$(424)	$(429)
(-)	Purchase of equity investment	$—	$—	$—	$(4)	$(16)
(-)	Purchases of property and equipment, net	$(1)	$(1)	$1	$(0)	$(4)
(+)	Proceeds from state tax credits, net of recapture	$10	$—	$—	$12	$—
(+)	Proceeds from trade receivables financing	$71	$96	$—	$—	$—
(-)	Repayment of trade receivable financing	$(100)	$(71)	$(96)	$—	$—
(+)	Proceeds from issuance of non-recourse debt	$528	$1,848	$215	$808	$1,451
(-)	Repayment of non-recourse debt	$(75)	$(1,257)	$(115)	$(666)	$(1,174)
(-)	Payment of debt fees	$(0)	$(36)	$(4)	$(18)	$(25)
(+)	Proceeds from pass-through financing and other obligations, net	$—	$—	$—	$—	$—
(-)	Repayment of pass-through financing obligation	$—	$—	$—	$—	$—
(-)	Payment of finance lease obligations	$(6)	$(6)	$(6)	$(6)	$(6)
(+)	Contributions received from noncontrolling interests and redeemable noncontrolling interests	$679	$525	$542	$306	$516
(-)	Distributions paid to noncontrolling interest and redeemable noncontrolling interests	$(59)	$(58)	$(70)	$(76)	$(73)
(-)	Acquisition of noncontrolling interest	$(16)	$(14)	$(0)	$—	$(17)
(+)	Proceeds from transfer of investment tax credits	$236	$296	$446	$340	$307
(+)	Payments to redeemable noncontrolling interest and noncontrolling interests of investment tax credits	$(236)	$(296)	$(446)	$(340)	$(307)
(-)	Increase / (+) decrease in Restricted Cash	$(20)	$(53)	$33	$4	$(14)
(+/-)	Changes in 2026 convertible senior notes reserve balance	$—	$—	$—	$(5)	$—
Cash Generation ($ millions)		$27	$108	$187	$(59)	$23

Key Operating and Financial Metrics

The following operating metrics are used by management to evaluate the performance of the business. Management believes these metrics, when taken together with other information contained in our filings with the SEC and within this press release, provide investors with helpful information to determine the economic performance of the business activities in a period that would otherwise not be observable from historic GAAP measures. Management believes that it is helpful to investors to evaluate the present value of cash flows expected from subscribers over the full expected relationship with such subscribers (“Subscriber Value”, more fully defined in the definitions appendix below). The Company also believes that Subscriber Value, Aggregate Subscriber Value, Creation Costs Reflected in Operating Expenses, Creation Costs Reflected in Capital Expenditures, Net Subscriber Value, Contracted Net Subscriber Value and Upfront Net Subscriber Value are useful metrics for investors because they present a view of unit economics the Company uses to assess customers originated in a period, inclusive of expected future cash flows from these customers over a 30-year period, based on contracted pricing terms with its customers, which is not observable in any current or historic GAAP-derived metric. Management believes it is useful for investors to also evaluate the future expected cash flows from all customers that have been deployed through the respective measurement date, less estimated costs to maintain such systems and estimated distributions to tax equity partners in consolidated joint venture partnership flip structures, and distributions to project equity investors (“Gross Earning Assets”, more fully defined in the definitions appendix below). The Company also believes Gross Earning Assets is useful for management and investors because it represents the remaining future expected cash flows from existing customers, which is not derivable from a current or historic GAAP-derived measure.

Various assumptions are made when calculating these metrics. Subscriber Value metrics are calculated using a discount rate based on the observed project-level capital costs in the period. Gross Earning Assets utilize a 6% rate to discount future cash flows to the present period. Furthermore, these metrics assume that Subscribers renew after the initial contract period at a rate equal to 90% of the rate in effect at the end of the initial contract term, or purchase their systems at equal values. For Customer Agreements with 25-year initial contract terms, a 5-year renewal period is assumed. For a 20-year initial contract term, a 10-year renewal period is assumed. In all instances, we assume a 30-year customer relationship, although the customer may renew for additional years, or purchase the system. Estimated cost of servicing assets has been deducted and is estimated based on the service agreements underlying each fund.

KEY OPERATING METRICS
Unit Economics in Period	2Q25	3Q25	4Q25	1Q26	2Q26
$ per Subscriber Addition, unless otherwise noted
Subscriber Additions in period	28,823	30,104	25,475	17,665	19,793
Subscriber Value	$53,891	$52,446	$50,165	$61,240	$59,377
Discount rate (observed project-level capital costs)	7.4%	7.3%	7.1%	6.3%	7.3%
Contracted Subscriber Value	$49,919	$48,507	$47,988	$55,464	$55,033
x Advance Rate on Contracted Subscriber Value (estimated)	85.3%	88.2%	91.2%	98.2%	94.4%
= Upfront Proceeds (estimated)	$42,598	$42,763	$43,758	$54,484	$51,949

= Upfront Net Subscriber Value	$5,711	$3,522	$2,692	$5,136	$2,016
Upfront Net Subscriber Value margin as a % of Contracted Subscriber Value	11.4%	7.3%	5.6%	9.3%	3.7%

Aggregate Gross Value and Costs in Period	2Q25	3Q25	4Q25	1Q26	2Q26
$ millions, unless otherwise noted
Aggregate Subscriber Value	$1,553	$1,579	$1,278	$1,082	$1,175
Aggregate Contracted Subscriber Value	$1,439	$1,460	$1,222	$980	$1,089
Aggregate Upfront Proceeds (estimated)	$1,228	$1,287	$1,115	$962	$1,028

Creation Costs Reflected in Operating Expenses[1]	$245	$305	$617	$368	$469
Creation Costs Reflected in Capital Expenditures[1]	$818	$877	$430	$503	$519

Cash Generation[1]	$27	$108	$187	$(59)	$23

Volume Additions in Period	2Q25	3Q25	4Q25	1Q26	2Q26
Storage Capacity Installed (MWhrs)	391.5	412.0	371.1	282.3	332.0
Solar Capacity Installed (MWs)	227.2	239.2	216.2	154.2	174.3
Solar Capacity Installed with Storage (MWs)	157.7	172.4	157.1	115.9	133.8
Solar Capacity Installed without Storage (MWs)	69.5	66.8	59.1	38.2	40.5
Customer Additions	30,810	32,833	27,773	18,948	20,979
Customer Additions with Storage	21,626	22,822	19,639	13,789	15,531
Customer Additions without Storage	9,184	10,011	8,134	5,159	5,448
Storage Attachment Rate	70%	70%	71%	73%	74%
Subscriber Additions (included within Customer Additions)	28,823	30,104	25,475	17,665	19,793
Subscriber Additions as % of Customer Additions	94%	92%	92%	93%	94%

Customer Base Value & Energy Capacity at End of Period	6/30/2025	9/30/2025	12/31/2025	3/31/2026	6/30/2026
Net Earning Assets ($ millions)	$7,632	$8,241	$8,538	$8,872	$9,004
Contracted Net Earning Assets ($ millions)	$3,001	$3,373	$3,571	$3,701	$3,677
Customers	1,105,080	1,137,913	1,165,686	1,184,634	1,205,613
Subscribers (included within Customers)	941,701	971,805	997,280	1,014,945	1,034,738
Networked Storage Capacity (MWhrs)	3,250	3,662	4,033	4,315	4,647
Networked Solar Capacity (MWs)	7,949	8,188	8,404	8,558	8,732

Basic Shares Outstanding	2Q25	3Q25	4Q25	1Q26	2Q26
Basic shares outstanding at end of period (in millions)	230.3	231.6	233.6	235.5	240.1
Weighted average basic shares outstanding in period (in millions)	229.2	231.0	232.6	234.6	239.0

Figures presented above may not sum due to rounding. For adjustments related to Subscriber Value, Creation Costs Reflected in Operating Expenses, and Creation Costs Reflected in Capital Expenditures, please see the supplemental materials available on the Sunrun Investor Relations website at investors.sunrun.com.

(1) Creation Costs Reflected in Operating Expenses, Creation Costs Reflected in Capital Expenditures, and Cash Generation are non-GAAP financial measures. See “Non-GAAP Financial Measures” above for a discussion of these measures and reconciliations to the most directly comparable GAAP measures.

Glossary of Terms*

Definitions for Volume-related Terms

Deployments represent solar or storage systems, whether sold directly to customers or subject to executed Customer Agreements (i) for which we have confirmation that the systems are installed, subject to final inspection, or (ii) in the case of certain system installations by our partners, for which we have accrued at least 80% of the expected project cost (inclusive of acquisitions of installed systems). A portion of customers have subsequently entered into Customer Agreements to obtain, or have directly purchased, additional solar or storage systems at the same host customer site, and since these represent separate assets, they are considered separate Deployments.

Customer Agreements refer to, collectively, solar and/or storage power purchase agreements and leases.

Retained Subscribers represent customers subject to Customer Agreements for solar and/or storage systems that have been recognized as Deployments and recognized as energy systems on Sunrun’s consolidated balance sheet, whether or not they continue to be active.

Non-Retained or Partially Retained Subscribers represent customers subject to Customer Agreements for solar and/or storage systems that have been recognized as Deployments whereby the assets have been fully or partially sold to one or more investors and not presented as an energy system on Sunrun’s consolidated balance sheet.

Subscribers represent aggregate Retained Subscribers and Non-Retained or Partially Retained Subscribers.

Purchase Customers represent customers who purchased, whether outright or with proceeds from third-party loans, solar and/or storage systems that have been recognized as Deployments.

Customers represent aggregate Subscribers and Purchase Customers.

Subscriber Additions represent the number of Subscribers added in a period.

Purchase Customer Additions represent the number of Purchase Customers added in a period.

Customer Additions represent Subscriber Additions plus Purchase Customer Additions.

Solar Capacity Installed represents the aggregate megawatt production capacity of solar energy systems that were recognized as Deployments in a period.

Storage Capacity Installed represents the aggregate megawatt hour capacity of storage systems that were recognized as Deployments in a period.

Networked Solar Capacity represents the cumulative Solar Capacity Installed from the company’s inception through the measurement date.

Networked Storage Capacity represents the cumulative Storage Capacity Installed from the company’s inception through the measurement date.

Storage Attachment Rate represents Customer Additions with storage divided by total Customer Additions.

Definitions for Unit-based and Aggregate Value, Costs and Margin Terms

Subscriber Value represents Contracted Subscriber Value plus Non-contracted or Upside Subscriber Value.

Contracted Subscriber Value represents the per Subscriber present value of estimated upfront and future Contracted Cash Flows from Subscriber Additions in a period, discounted at the observed cost of capital in the period.

Non-contracted or Upside Subscriber Value represents the per Subscriber present value of estimated future Non-contracted or Upside Cash Flows from Subscriber Additions in a period, discounted at the observed cost of capital in the period.

Contracted Cash Flows represent, (A) for Retained Subscribers, (x) (1) scheduled payments from Subscribers during the initial terms of the Customer Agreements (provided, that for Flex Customer Agreements that allow variable billings based on the amount of electricity consumed by the Subscriber, only the minimum contracted payment is included in Contracted Cash Flows), (2) net proceeds from tax equity partners, (3) payments from government and utility incentive and rebate programs, (4) contracted net cash flows from grid services programs with utilities or grid operators, and (5) contracted or defined (i.e., with fixed pricing) cash flows from the sale of renewable energy credits, less (y) (1) estimated operating and maintenance costs to service the systems and replace equipment over the initial terms of the Customer Agreements, consistent with estimates by independent engineers, (2) distributions to tax equity partners in consolidated joint venture partnership flip structures, and (3) distributions to any project equity investors, and (B) for Non-Retained or Partially Retained Subscribers, (x) contracted proceeds from the full or partial sale of related assets, before any price adjustments related to consigned inventory usage, plus (y) the share of Contracted Cash Flows described in clause (A) of this definition which are allocated to Sunrun pursuant to the terms of each sale agreement or partnership agreement.

Non-contracted or Upside Cash Flows represent (A) for Retained Subscribers the (1) net cash flows realized from either the purchase of systems at the end of the Customer Agreement initial terms or renewals of Customer Agreements beyond the initial terms, estimated in both cases to have equivalent value, assuming only a 30-year relationship and a contract renewal rate equal to 90% of each Subscriber’s contractual rate in effect at the end of the initial contract term, (2) non-contracted net cash flows from grid service programs with utilities and grid operators, (3) non-contracted net cash flows from the sale of renewable energy credits, and (4) contracted cash flows from Flex Customer Agreements exceeding the minimum contracted payment (provided, that for Flex Customer Agreements that allow variable billings based on the amount of electricity consumed by the Subscriber, an assumption is made that each Subscriber’s electricity consumption increases by approximately 2% per year through the end of the initial term of the Customer Agreement and into the renewal period (if renewed), resulting in billings in excess of the minimum contracted amount (which minimums are included in Contracted Cash Flows)), and (B) for Non-Retained or Partially Retained Subscribers, the share of Non-contracted or Upside Cash Flows described in clause (A) of this definition which are allocated to Sunrun pursuant to the terms of each sale agreement or partnership agreement. After the initial contract term, our Customer Agreements typically automatically renew on an annual basis and the rate is initially set at up to a 10% discount to then-prevailing utility power prices.

Creation Costs Reflected In Operating Expenses (Non-GAAP measure) represent total operating expenses, adjusted for certain items consistent with management’s use as a performance measure, all of which are itemized in the Non-GAAP reconciliation table as provided in the Company’s earnings release. Creation Costs Reflected In Operating Expenses may be derived by taking total operating expenses incurred in a period, and adjusting by: (A) excluding the following items: (i) fleet servicing costs; (ii) non-cash net impairment of energy systems; (iii) depreciation and amortization expense; (iv) amortization of costs to obtain contracts, which represents the amortization expense of sales commissions; (v) cost of energy system and product sales not pertaining to Non-retained or Partially Retained Subscribers; (vi) gross profit from system & product sales not pertaining to Non-retained or Partially Retained Subscribers; (vii) stock based compensation expense; (viii) goodwill impairment expense; (ix) amortization of intangible assets; and (x) costs associated with certain restructuring activities, amortization of previously capitalized insurance costs associated with tax credit transfer agreements, and one-time items are identified and excluded; and (B) including any purchase price adjustments for Non-retained or Partially Retained Subscribers owing to consigned inventory usage. When presented on a per Subscriber Addition basis, Creation Costs Reflected in Operating Expenses is divided by the Subscriber Additions for the corresponding period.

Creation Costs Reflected In Capital Expenditures (Non-GAAP measure) represent total capital expenditures, adjusted for certain items consistent with management’s use as a performance measure, all of which are itemized in the Non-GAAP reconciliation table as provided in the Company’s earnings release. Creation Costs Reflected In Capital Expenditures may be derived by taking net cash used in investing activities and adjusting to include the gross additions to capitalized costs to obtain contracts (i.e., sales commissions) and to exclude cash used for the purchase of equity investments. As such, this measure represents the sum of the following items: (i) payments for the costs of energy systems, (ii) net purchases of property and equipment, and (iii) gross additions to capitalized costs to obtain contracts (i.e., sales commissions). When presented on a per Subscriber Addition basis, Creation Costs Reflected in Capital Expenditures is divided by the Subscriber Additions for the corresponding period.

Net Subscriber Value represents Subscriber Value less the summation of the following items divided by Subscriber Additions: (A) payments for the costs of energy systems; (B) net purchases of property and equipment; (C) gross additions to capitalized costs to obtain contracts (i.e., sales commissions); (D) total operating expenses, adjusted to exclude the following items: (i) fleet servicing costs; (ii) non-cash net impairment of energy systems; (iii) depreciation and amortization expense; (iv) amortization of costs to obtain contracts, which represents the amortization expense of sales commissions; (v) cost of energy system and product sales not pertaining to Non-retained or Partially Retained Subscribers; (vi) gross profit from system & product sales not pertaining to Non-retained or Partially Retained Subscribers; (vii) stock based compensation expense; (viii) goodwill impairment expense; (ix) amortization of intangible assets; and (x) costs associated with certain restructuring activities, amortization of previously capitalized insurance costs associated with tax credit transfer agreements, and one-time items are identified and excluded; and to include any purchase price adjustments for Non-retained or Partially Retained Subscribers owing to consigned inventory usage.

Contracted Net Subscriber Value represents Contracted Subscriber Value less the summation of the following items divided by Subscriber Additions: (A) payments for the costs of energy systems; (B) net purchases of property and equipment; (C) gross additions to capitalized costs to obtain contracts (i.e., sales commissions); (D) total operating expenses, adjusted to exclude the following items: (i) fleet servicing costs; (ii) non-cash net impairment of energy systems; (iii) depreciation and amortization expense; (iv) amortization of costs to obtain contracts, which represents the amortization expense of sales commissions; (v) cost of energy system and product sales not pertaining to Non-retained or Partially Retained Subscribers; (vi) gross profit from system & product sales not pertaining to Non-retained or Partially Retained Subscribers; (vii) stock based compensation expense; (viii) goodwill impairment expense; (ix) amortization of intangible assets; and (x) costs associated with certain restructuring activities, amortization of previously capitalized insurance costs associated with tax credit transfer agreements, and one-time items are identified and excluded; and to include any purchase price adjustments for Non-retained or Partially Retained Subscribers owing to consigned inventory usage.

Upfront Net Subscriber Value represents Contracted Subscriber Value multiplied by Advance Rate less the summation of the following items divided by Subscriber Additions: (A) payments for the costs of energy systems; (B) net purchases of property and equipment; (C) gross additions to capitalized costs to obtain contracts (i.e., sales commissions); (D) total operating expenses, adjusted to exclude the following items: (i) fleet servicing costs; (ii) non-cash net impairment of energy systems; (iii) depreciation and amortization expense; (iv) amortization of costs to obtain contracts, which represents the amortization expense of sales commissions; (v) cost of energy system and product sales not pertaining to Non-retained or Partially Retained Subscribers; (vi) gross profit from system & product sales not pertaining to Non-retained or Partially Retained Subscribers; (vii) stock based compensation expense; (viii) goodwill impairment expense; (ix) amortization of intangible assets; and (x) costs associated with certain restructuring activities, amortization of previously capitalized insurance costs associated with tax credit transfer agreements, and one-time items are identified and excluded; and to include any purchase price adjustments for Non-retained or Partially Retained Subscribers owing to consigned inventory usage.

Advance Rate or Advance Rate on Contracted Subscriber Value represents the company’s estimated upfront proceeds, expressed as a percentage of Contracted Subscriber Value or Aggregate Contracted Subscriber Value, from project-level capital, proceeds from Non-Retained or Partially Retained Subscribers, and other upfront cash flows, based on market terms and observed cost of capital in a period.

Aggregate Subscriber Value represents Subscriber Value multiplied by Subscriber Additions.

Aggregate Contracted Subscriber Value represents Contracted Subscriber Value multiplied by Subscriber Additions.

Aggregate Upfront Proceeds represent Aggregate Contracted Subscriber Value multiplied by Advance Rate. Actual project financing transaction timing for portfolios of Subscribers may occur in a period different from the period in which Subscribers are recognized, and may be executed at different terms. As such, Aggregate Upfront Proceeds are an estimate based on capital markets conditions present during each period and may differ from ultimate Proceeds Realized in respect of such period’s Retained Subscribers and ultimate proceeds obtained from such period’s Non-Retained or Partially Retained Subscribers.

Proceeds Realized From Retained Subscribers represents cash flows received in respect of Retained Subscribers from non-recourse financing partners in addition to upfront customer prepayments, incentives and rebates. It is calculated as the proceeds from non-controlling interests on the cash flow statement, plus the net proceeds from non-recourse debt (excluding normal non-recourse debt amortization for existing debt, as such debt is serviced by cash flows from existing solar and storage assets), plus the gross additions to deferred revenue which represents customer payments for prepaid Customer Agreements along with local rebates and incentive programs.

Cash Generation (Non-GAAP measure) represents Net cash provided by operating activities, less cash used in investing activities, less increases in restricted cash (or plus decreases in restricted cash), plus the following items: (i) net proceeds from non-recourse debt financings; (ii) net proceeds from tax equity (non-controlling interests and proceeds from sale of investment tax credits); (iii) net proceeds from state tax credits; (iv) net proceeds from trade receivable financings; and (v) net proceeds from pass-through financing obligations and finance lease obligations. Cash Generation can also be calculated through the change in our unrestricted cash balance from our consolidated balance sheet, less net proceeds (or plus net repayments) from all recourse debt (inclusive of convertible debt), and less any primary equity issuances or net proceeds derived from employee stock award activity (or plus any stock buybacks or dividends paid to common stockholders) as presented on the Company’s consolidated statement of cash flows. The Company expects to continue to raise proceeds from tax equity and asset-level non-recourse debt, and proceeds from the sale of Non-Retained or Partially Retained Subscribers, to fund growth, and as such, these sources of cash are included in the definition of Cash Generation. Cash Generation also excludes proceeds from long-term asset or business divestitures (aside from transactions relating to Non-Retained or Partially Retained Subscribers) and equity investments in external non-consolidated businesses not related to Non-Retained or Partially Retained Subscribers (or less dividends or distributions received in connection with such equity investments).

Definitions for Gross and Net Value from Existing Customer Base Terms

Gross Earning Assets is calculated as Contracted Gross Earning Assets plus Non-contracted or Upside Gross Earning Assets.

Contracted Gross Earning Assets represents, as of any measurement date, the present value of estimated remaining Contracted Cash Flows that we expect to receive in future periods in relation to Subscribers as of the measurement date, discounted at 6%.

Non-contracted or Upside Gross Earning Assets represents, as of any measurement date, the present value of estimated Non-contracted or Upside Cash Flows that we expect to receive in future periods in relation to Subscribers as of the measurement date, discounted at 6%.

Net Earning Assets represents Gross Earning Assets, plus Total Cash, less adjusted debt and lease pass-through financing obligations, as of the measurement date. Debt is adjusted to exclude a pro-rata share of non-recourse debt associated with funds with project equity structures for Retained Subscribers along with debt associated with the company’s ITC safe harboring equipment inventory facility. Because estimated cash distributions to our project equity partners for Retained Subscribers are deducted from Gross Earning Assets, a proportional share of the corresponding project level non-recourse debt is deducted from Net Earning Assets, as such debt would be serviced from cash flows already excluded from Gross Earning Assets.

Contracted Net Earning Assets represents Net Earning Assets less Non-contracted or Upside Gross Earning Assets.

Non-contracted or Upside Net Earning Assets represents Net Earning Assets less Contracted Net Earning Assets.

Total Cash represents the total of the restricted cash balance and unrestricted cash balance from our consolidated balance sheet.

Other Terms

Annual Recurring Revenue represents revenue arising from Customer Agreements over the following twelve months for Retained Subscribers that have met initial revenue recognition criteria as of the measurement date.

Average Contract Life Remaining represents the average number of years remaining in the initial term of Customer Agreements for Retained Subscribers that have met revenue recognition criteria as of the measurement date.

Households Served in Low-Income Multifamily Properties represent the number of individual rental units served in low-income multi-family properties from shared solar energy systems deployed by Sunrun. Households are counted when the solar energy system has interconnected with the grid, which may differ from Deployment recognition criteria.

Positive Environmental Impact from Customers represents the estimated reduction in carbon emissions as a result of energy produced from our Networked Solar Capacity over the trailing twelve months. The figure is presented in millions of metric tons of avoided carbon emissions and is calculated using the Environmental Protection Agency’s AVERT tool. The figure is calculated using the most recent published tool from the EPA, using the current-year avoided emission factor for distributed resources on a state by state basis. The environmental impact is estimated based on the system, regardless of whether or not Sunrun continues to own the system or any associated renewable energy credits.

Positive Expected Lifetime Environmental Impact from Customer Additions represents the estimated reduction in carbon emissions over thirty years as a result of energy produced from solar energy systems that were recognized as Deployments in a period. The figure is presented in millions of metric tons of avoided carbon emissions and is calculated using the Environmental Protection Agency’s AVERT tool. The figure is calculated using the most recent published tool from the EPA, using the current-year avoided emission factor for distributed resources on a state by state basis, leveraging our estimated production figures for such systems, which degrade over time, and is extrapolated for 30 years. The environmental impact is estimated based on the system, regardless of whether or not Sunrun continues to own the system or any associated renewable energy credits.

*For our second quarter of 2026, the definitions listed below have been modified, and the changes to these definitions had no impact on previously reported quarters: Net Subscriber Value, Contracted Net Subscriber Value, Upfront Net Subscriber Value, and Cash Generation.

Investor & Analyst Contacts:

Patrick Jobin
SVP, Deputy CFO & Investor Relations Officer
investors@sunrun.com

Bronson Fleig
Director, Finance & Investor Relations
investors@sunrun.com

Media Contact:

Wyatt Semanek
Sr. Director, Corporate Communications
press@sunrun.com